Prospectus Supplement No. 7                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated June 1, 2001)              Commission File No. 333-56538

                         AMERISOURCE HEALTH CORPORATION

$300,000,000 Principal Amount of 5% Convertible Subordinated Notes Due December 2007 and 5,663,730 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement relates to the resale by the holders of AmeriSource Health Corporation 5% Convertible Subordinated Notes Due December 1, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 1, 2001, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                 Amount of                          Shares of
                                  Notes                              Common
                                  Owned           Amount of        Stock Owned          Shares
                                  Before          Notes that         Before           that May be
            Name                 Offering        May be Sold        Offering            Sold
                                  ----------       ----------       --------           ------
Bancroft Convertible Fund,
 Inc.........................     $1,000,000       $1,000,000          0               18,879
Ellsworth Convertible Growth
 and Income Fund,
 Inc.........................     $1,000,000       $1,000,000          0               18,879


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           The Date of this Prospectus Supplement is August 24, 2001.